Exhibit 99.1

FOR RELEASE October 26, 2009	FOR MORE INFORMATION CONTACT Scott Schroeder (281) 589-4993

Cabot Oil & Gas Announces Third Quarter Results

HOUSTON, October 26, 2009—Cabot Oil & Gas Corporation (NYSE: COG) today reported third quarter net income of $38.9 million, or $0.38 per share. Removing the selected items (which are detailed in the Selected Items Table), the quarter’s net income was $42.6 million, or $0.41 per share. These figures compare to the 2008 third quarter numbers (for the reported results and after the removal of selected items) of $67.0 million, or $0.65 per share, and $60.1 million, or $0.58 per share, respectively.

Cash flow from operations for the 2009 third quarter totaled $116.7 million, while discretionary cash flow was $158.9 million. Comparatively, 2008 third quarter cash flow from operations was $148.3 million, and discretionary cash flow was $161 million.

“In light of the general market conditions for natural gas, the metrics are very good,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “These results include a five percent increase in third quarter 2009 equivalent production over the third quarter of 2008.” The production growth rate was driven by a 24.2 percent increase in the North region production for comparable year over year quarters. Dinges added, “Weighing on the overall growth rate was the sale of our Canadian assets.” Pricing, as expected, offset the benefit from increased production. Realized natural gas prices were $7.40 per Mcf in the 2009 third quarter versus $8.66 per Mcf in the 2008 third quarter. Realized oil prices fell 12 percent to $87.49 per barrel. The production and price information have been adjusted to reflect the new North and South regional split for the Company.

Overall costs were up only slightly and were flat on a per unit basis. The largest increases occurred in stock-based compensation and exploration, with the largest declines coming from brokered gas costs and taxes other than income.

Year-to-Date

For the nine months ended September 30, 2009, Cabot reported net income of $112 million, or $1.08 per share, compared to $167.6 million, or $1.68 per share, for the same period last year. The cash flow comparisons for the nine months ended September 30, 2009 and September 30, 2008, respectively, are cash flow from operations of $417.1 million versus $424.7 million and discretionary cash flow of $430.6 million versus $446.5 million. The 2009 nine-month net income figure, after removal of the selected items, was $123.9 million, or $1.20 per share, versus $187.0 million, or $1.87 per share for the nine-month period ended September 30, 2008.

“The same dynamic that drove the quarter results apply to the year-to-date periods – increased production and lower price realizations,” stated Dinges. “Production was up approximately ten percent while natural gas and oil prices fell by 14 and 13 percent, respectively.”

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s third quarter financial and operating results discussion with financial analysts on Tuesday, October 27, 2009 at 9:30 a.m. EDT (8:30 a.m. CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code 33459517. The replay will be available through Thursday, October 29, 2009. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

CABOT OIL & GAS RESULTS — Page 3

OPERATING DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
PRODUCED NATURAL GAS (Bcf) & OIL (Mbbl)
Natural Gas
North	12.2	9.8	34.8	29.3
South	12.0	12.4	37.2	33.4
Canada	—	0.8	1.0	3.4

Total	24.2	23.0	73.0	66.1

Crude/Condensate/Ngl
North	33	32	92	88
South	198	169	526	484
Canada	—	6	7	17

Total	231	207	625	589

Equivalent Production (Bcfe)	25.5	24.2	76.7	69.6

PRICES
Average Produced Gas Sales Price ($/Mcf)
North	$6.28	$7.89	$6.56	$8.14
South	$8.53	$9.34	$8.25	$9.17
Canada	$—	$7.60	$3.56	$7.84
Total (1)	$7.40	$8.66	$7.39	$8.64

Average Crude/Condensate Price ($/Bbl)
North	$58.49	$109.50	$48.22	$107.21
South	$92.12	$97.37	$88.75	$92.89
Canada	$—	$100.46	$33.97	$92.03
Total (1)	$87.49	$99.34	$82.48	$94.93

WELLS DRILLED
Gross	37	132	119	333
Net	32	115	97	277
Gross Success Rate	97%	99%	98%	99%

(1)	These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Realized Impacts to Gas Pricing	$4.25	$(0.30)	$3.91	$(0.42)

Realized Impacts to Oil Pricing	$23.40	$(15.39)	$30.64	$(15.05)

CABOT OIL & GAS RESULTS — Page 4

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Revenues
Natural Gas Production	$177,807	$200,279	$538,542	$569,527
Brokered Natural Gas	9,032	23,855	54,117	86,663
Crude Oil and Condensate	19,574	20,002	50,026	55,089
Other	608	684	3,099	2,046

	207,021	244,820	645,784	713,325
Operating Expenses
Brokered Natural Gas Cost	7,786	20,891	48,219	75,321
Direct Operations - Field and Pipeline	23,012	24,974	71,564	65,101
Exploration	14,395	6,413	31,258	18,764
Depreciation, Depletion and Amortization	62,037	57,407	188,967	152,075
General and Administrative (excluding Stock-Based Compensation)	9,629	9,486	32,511	31,265
Stock-Based Compensation (1)	5,292	(9,695)	16,592	29,576
Taxes Other Than Income	10,719	20,627	34,531	56,749

	132,870	130,103	423,642	428,851
Gain / (Loss) on Sale of Assets (2)	572	—	(3,283)	401

Income from Operations	74,723	114,717	218,859	284,875
Interest Expense and Other	14,857	10,486	44,129	22,684

Income Before Income Taxes	59,866	104,231	174,730	262,191
Income Tax Expense	20,969	37,241	62,751	94,601

Net Income	$38,897	$66,990	$111,979	$167,590

Net Earnings Per Share - Basic	$0.38	$0.65	$1.08	$1.68
Weighted-Average Common Shares Outstanding	103,647	103,351	103,603	99,858

(1)

Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock options and stock appreciation rights. Also includes expense for the Supplemental Employee Incentive Plans which commenced in 2008.

(2)

The loss on sale of assets in 2009 primarily relates to a loss on our April 2009 sale of our Canadian properties, partially offset by a gain on sale of assets from the first quarter 2009 sale of the Thornwood properties in the East.

CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	September 30, 2009	December 31, 2008
Assets
Current Assets	$335,007	$460,551
Property, Equipment and Other Assets	3,254,047	3,241,113

Total Assets	$3,589,054	$3,701,664

Liabilities and Stockholders’ Equity
Current Liabilities	$247,172	$378,913
Long-Term Debt, excluding Current Maturities	790,000	831,143
Deferred Income Taxes	623,946	599,106
Other Liabilities	104,122	101,940
Stockholders’ Equity	1,823,814	1,790,562

Total Liabilities and Stockholders’ Equity	$3,589,054	$3,701,664

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cash Flows From Operating Activities
Net Income	$38,897	$66,990	$111,979	$167,590
Unrealized (Gain) / Loss on Derivatives	1,233	(1,260)	418	1,649
Income Charges Not Requiring Cash	68,418	47,948	208,861	162,446
(Gain) / Loss on Sale of Assets	(572)	—	3,283	(401)
Deferred Income Tax Expense	36,521	40,944	74,773	96,459
Changes in Assets and Liabilities	(29,062)	(1,707)	(357)	(10,768)
Stock-Based Compensation Tax Benefit	(13,085)	(11,011)	(13,085)	(11,011)
Exploration Expense	14,395	6,413	31,258	18,764

Net Cash Provided by Operations	116,745	148,317	417,130	424,728

Cash Flows From Investing Activities
Capital Expenditures	(101,949)	(791,728)	(394,919)	(1,164,339)
Proceeds from Sale of Assets	513	—	80,180	1,150
Exploration Expense	(14,395)	(6,413)	(31,258)	(18,764)

Net Cash Used in Investing	(115,831)	(798,141)	(345,997)	(1,181,953)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	(67)	122	83	316,229
Net Increase / (Decrease) in Debt	(5,000)	555,000	(57,000)	470,000
Capitalized Debt Issuance Costs	—	(2,166)	(10,409)	(2,166)
Stock-Based Compensation Tax Benefit	13,085	11,011	13,085	11,011
Dividends Paid	(3,110)	(3,100)	(9,323)	(8,973)

Net Cash Provided by / (Used in) Financing	4,908	560,867	(63,564)	786,101

Net Increase / (Decrease) in Cash and Cash Equivalents	$5,822	$(88,957)	$7,569	$28,876

CABOT OIL & GAS RESULTS — Page 6

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
As Reported - Net Income	$38,897	$66,990	$111,979	$167,590
Reversal of Selected Items, Net of Tax:
(Gain) / Loss on Sale of Assets (1)	(359)	—	1,270	(253)
Stock-Based Compensation Expense	3,323	(6,098)	10,414	18,625
Unrealized (Gain) / Loss on Derivatives (2)	774	(793)	263	1,040

Net Income Excluding Selected Items	$42,635	$60,099	$123,926	$187,002

As Reported - Net Earnings Per Share	$0.38	$0.65	$1.08	$1.68
Per Share Impact of Reversing Selected Items	0.03	(0.07)	0.12	0.19

Net Earnings Per Share Including Reversal of Selected Items	$0.41	$0.58	$1.20	$1.87

Weighted-Average Common Shares Outstanding	103,647	103,351	103,603	99,858

(1)

The loss on sale of assets in 2009 primarily relates to a loss on our April 2009 sale of our Canadian properties, partially offset by a gain on sale of assets from the first quarter 2009 sale of the Thornwood properties in the East. The loss on sale of assets for the three and nine months ended September 30, 2009 considers a tax benefit associated with foreign tax credits.

(2)

This unrealized (gain) / loss is included in Natural Gas Production Revenues in the Condensed Consolidated Statement of Operations and represents the mark to market change related to the Company’s natural gas basis swaps.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Discretionary Cash Flow
As Reported - Net Income	$38,897	$66,990	$111,979	$167,590
Plus / (Less):
Unrealized (Gain) / Loss on Derivatives	1,233	(1,260)	418	1,649
Income Charges Not Requiring Cash	68,418	47,948	208,861	162,446
(Gain) / Loss on Sale of Assets	(572)	—	3,283	(401)
Deferred Income Tax Expense	36,521	40,944	74,773	96,459
Exploration Expense	14,395	6,413	31,258	18,764

Discretionary Cash Flow	158,892	161,035	430,572	446,507
Changes in Assets and Liabilities	(29,062)	(1,707)	(357)	(10,768)
Stock-Based Compensation Tax Benefit	(13,085)	(11,011)	(13,085)	(11,011)

Net Cash Provided by Operations	$116,745	$148,317	$417,130	$424,728

Net Debt Reconciliation

(In thousands)

	September 30, 2009	December 31, 2008
Current Portion of Long-Term Debt	$20,000	$35,857
Long-Term Debt	790,000	831,143

Total Debt	$810,000	$867,000
Stockholders’ Equity	1,823,814	1,790,562

Total Capitalization	$2,633,814	$2,657,562

Total Debt	$810,000	$867,000
Less: Cash and Cash Equivalents	(35,670)	(28,101)

Net Debt	$774,330	$838,899

Net Debt	$774,330	$838,899
Stockholders’ Equity	1,823,814	1,790,562

Total Adjusted Capitalization	$2,598,144	$2,629,461

Total Debt to Total Capitalization Ratio	30.8%	32.6%
Less: Impact of Cash and Cash Equivalents	1.0%	0.7%

Net Debt to Adjusted Capitalization Ratio	29.8%	31.9%